Exhibit 3.1

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

AMENDMENT TO AMENDED AND RESTATED BY-LAWS

Effective Date: October 5, 2025

This Amendment (the “Amendment”) to the Amended and Restated By-laws (the “By-laws”) of Heidrick & Struggles International, Inc., a Delaware corporation, (the “Company”) is made effective as of the date first above written in accordance with Article X of the By-laws, and hereby amends the By-laws by inserting the following new Article XI, at the end thereof:

ARTICLE XI.

FORUM

Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action, suit or proceeding brought on behalf of the Company, (b) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder, employee or agent of the Company to the Company or the Company’s stockholders, (c) any action, suit or proceeding arising pursuant to any provision of the Delaware General Corporation Law or the Amended and Restated Certificate of Incorporation or these By-Laws (as each may be amended from time to time), (d) any claim as to which the Delaware General Corporation Law confers jurisdiction upon the Court of Chancery of the State of Delaware, or (e) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine of the State of Delaware. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Company shall be deemed to have notice of to the provisions of this Article XI.

Except as amended or modified by this Amendment, the provisions of the By-laws shall remain in full force and effect.